Exhibit 3.5

ARTICLES OF INCORPORATION

OF

AUDUBON MANUFACTURING CORPORATION

1.                                       The name of the corporation is Audubon Manufacturing Corporation.

2.                                       The number of shares of common stock that the corporation is authorized to issue is one hundred thousand (100,000).

3.                                       The street address of the corporation’s initial registered office in Iowa and the name of its initial registered agent at that office is:

John C. Rasmussen

Peters Law Firm, P.C.

233 Pearl Street

P.O. Box 1078

Council Bluffs, Iowa 51502

4.                                       The name and address of the incorporator is:

Joseph R. Vandenack

1701 County Road 6

Yutan, Nebraska 68073